SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A


                        AMENDMENT NO. 1 TO CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): April 2, 2001


                            CENTURY ALUMINUM COMPANY
             (Exact name of registrant as specified in its charter)



           Delaware                       0-27918                13-3070826
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
        Incorporation)                                       Identification No.)

      2511 Garden Road
      Building A, Suite 200
      Monterey, California                                          93940
(Address of principal executive offices)                          (Zip Code)

                                 (831) 642-9300
              (Registrant's telephone number, including area code)

Item 5. Other Events.

     On April 2, 2001, Century Aluminum Company, a Delaware corporation (the "Company") filed a Current Report on Form 8-K (the "Century Aluminum Initial Report") describing the acquisition of NSA, Ltd. ("NSA") and its aluminum reduction facility in Hawesville, Kentucky (the "Hawesville Facility") from Southwire Company, a privately-held wire and cable manufacturing company based in Carrollton, Georgia. This Current Report on Form 8-K/A amends the Century Aluminum Initial Report by including with this Form 8-K/A the financial statements and pro forma financial information required under Item 7 of Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.


                                    NSA, Ltd.

                              Financial Statements


                                    CONTENTS


     Report of Ernst & Young LLP..........................................   3

     Balance Sheets as of December 31, 2000 and 1999......................   4

     Statements of Income for the Years Ended December 31, 2000,
     1999 and 1998........................................................   5

     Statements of Net Equity for the Years Ended December 31, 2000,
     1999 and 1998........................................................   6

     Statements of Cash Flows for the Years Ended December 31, 2000,
     1999 and 1998........................................................   7

     Notes to Financial Statements........................................   8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Southwire Company

     We have audited the accompanying balance sheets of NSA, Ltd. (A Kentucky Limited Partnership) (the "Company") as of December 31, 2000 and 1999 and the related statements of income, net equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NSA, Ltd. at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP
Atlanta, Georgia
January 23, 2001

                                    NSA, LTD.
                        (A Kentucky Limited Partnership)

                                 BALANCE SHEETS

                                                                                  December 31
                                                                                  -----------
                                                                              2000            1999
                                                                            ---------       ---------
                                                                                 (In thousands)
Assets
Current assets:
   Cash ................................................................    $      26       $      31
   Accounts receivable, net of allowances for doubtful accounts
      and claims of $280 in 2000 and $240 in 1999 ......................       21,858          23,776
   Accounts receivable from Parent .....................................        8,076          14,605
   Inventories .........................................................       36,946          37,675
   Other current assets ................................................          145             186
                                                                            ---------       ---------
Total current assets ...................................................       67,051          76,273
Property, plant and equipment, at cost:
   Land and land improvements ..........................................        6,287           6,350
   Buildings ...........................................................       69,979          67,784
   Machinery and equipment .............................................      260,597         251,860
   Construction in progress ............................................          975           9,570
                                                                            ---------       ---------
                                                                              337,838         335,564
   Less accumulated depreciation .......................................      176,546         158,768
                                                                            ---------       ---------
                                                                              161,292         176,796
Other assets ...........................................................          102           3,000
                                                                            ---------       ---------
Total assets ...........................................................    $ 228,445       $ 256,069
                                                                            =========       =========
Liabilities and Net Equity
Current liabilities:
   Accounts payable ....................................................    $  25,456       $  29,007
   Accrued expenses ....................................................        4,108           2,808
   Environmental remediation liabilities ...............................        8,770           9,204
   Industrial development bonds ........................................        7,815           7,815
                                                                            ---------       ---------
Total current liabilities ..............................................       46,149          48,834
Payable to Parent for employee benefits ................................        7,352           5,590
                                                                            ---------       ---------
Total liabilities ......................................................       53,501          54,424
Commitments and contingencies ..........................................           --              --
Net equity:
   Partners' capital ...................................................      310,983         229,122
   Advances to Parent ..................................................     (136,039)        (27,477)
                                                                            ---------       ---------
Total net equity .......................................................      174,944         201,645
                                                                            ---------       ---------
Total liabilities and net equity .......................................    $ 228,445       $ 256,069
                                                                            =========       =========

                             See accompanying notes.

                                    NSA, Ltd.
                        (A Kentucky Limited Partnership)

                              STATEMENTS OF INCOME


                                                                                        Year Ended December 31,
                                                                                        -----------------------
                                                                                 2000             1999             1998
                                                                              ---------        ---------        ---------
                                                                                            (In thousands)
Sales to third parties .................................................      $ 177,597        $ 137,935        $ 148,854
Sales to Parent ........................................................        232,264          189,040          161,842
                                                                              ---------        ---------        ---------
Net sales ..............................................................        409,861          326,975          310,696
Cost of sales ..........................................................        318,705          271,400          258,160
                                                                              ---------        ---------        ---------
Gross profit ...........................................................         91,156           55,575           52,536
Selling and distribution expenses ......................................          2,911            2,880            3,205
General and administrative expenses ....................................         12,338           11,624           11,653
                                                                              ---------        ---------        ---------
Operating income .......................................................         75,907           41,071           37,678
Interest income, net (principally amounts from Parent, see Note 5)  ....          4,639            1,818            5,688
Other income, net ......................................................          1,315            1,555               15
                                                                              ---------        ---------        ---------
Income before income taxes .............................................         81,861           44,444           43,381
Benefit from income taxes ..............................................             --               --          (10,131)
                                                                              ---------        ---------        ---------
Net income .............................................................      $  81,861        $  44,444        $  53,512
                                                                              =========        =========        =========

                             See accompanying notes.

                                    NSA, Ltd.
                        (A Kentucky Limited Partnership)

                            STATEMENTS OF NET EQUITY


                                                                 Divisional       Partners'      Advances (to)
                                                                   Equity          Capital        From Parent         Total
                                                                  ---------        -------         ---------        ---------
                                                                                        (In thousands)
Balance at January 1, 1998 ..................................     $ 129,954        $      --       $ (35,146)       $  94,808
Transfer of divisional assets into a limited partnership ....      (129,954)         129,954              --               --
Net income ..................................................            --           53,512              --           53,512
Capital contributions .......................................            --            1,212              --            1,212
Advances to Parent ..........................................            --               --         (28,448)         (28,448)
                                                                  ---------        ---------       ---------        ---------
Balance at December 31, 1998 ................................            --          184,678         (63,594)         121,084
Net income ..................................................            --           44,444              --           44,444
Advances from Parent ........................................                             --          36,117           36,117
                                                                  ---------        ---------       ---------        ---------
Balance at December 31, 1999 ................................            --          229,122         (27,477)         201,645
Net income ..................................................            --           81,861              --           81,861
Advances to Parent ..........................................            --               --        (108,562)        (108,562)
                                                                  ---------        ---------       ---------        ---------
Balance at December 31, 2000 ................................     $      --        $ 310,983       $(136,039)       $ 174,944
                                                                  =========        =========       =========        =========

                             See accompanying notes.

                                    NSA, Ltd.
                        (A Kentucky Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                                                                                    Year Ended December 31,
                                                                                    -----------------------
                                                                          2000                1999                1998
                                                                       ---------           ---------           ---------
                                                                                        (In thousands)
Operating Activities
Net income ......................................................      $  81,861           $  44,444           $  53,512
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation ....................................................         18,153              11,804               8,569
Deferred income taxes ...........................................             --                  --             (10,131)
Change in operating assets and liabilities:
Accounts receivable .............................................          8,447              (8,522)             21,663
Inventories and other assets ....................................            729              (9,910)                 62
Accounts payable, accrued expenses and environmental
   remediation liabilities ......................................           (923)             13,905                (237)
Other ...........................................................          3,484                (187)                550
                                                                       ---------           ---------           ---------
Net cash provided by operating activities .......................        111,751              51,534              73,988
Investing Activities
Purchases of property, plant, and equipment .....................         (3,194)            (87,667)            (54,548)
                                                                       ---------           ---------           ---------
Net cash used in investing activities ...........................         (3,194)            (87,667)            (54,548)
Financing Activities
Advances (to) from Parent .......................................       (108,562)             36,117             (28,448)
Proceeds from the issuance of debt ..............................             --                  --               7,815
Equity contribution from Parent .................................             --                  --               1,212
                                                                       ---------           ---------           ---------
Net cash (used in) provided by financing activities .............       (108,562)             36,117             (19,421)
                                                                       ---------           ---------           ---------
(Decrease) increase in cash .....................................             (5)                (16)                 19
Cash at beginning of year .......................................             31                  47                  28
                                                                       ---------           ---------           ---------
Cash at end of year .............................................      $      26           $      31           $      47
                                                                       ---------           ---------           ---------
Cash paid for interest ..........................................      $     389           $     271           $      76
                                                                       =========           =========           =========

                             See accompanying notes.

                                    NSA, Ltd.

                        (A Kentucky Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000
                                 (In thousands)

1.  Description of Business and Significant Accounting Policies

  Description of Business

     NSA, Ltd. (the "Company"), is engaged in the smelting and sale of primary aluminum. The Company operates an aluminum smelter in Hancock County, Kentucky. The Company's metal sales are made to Southwire Company (the "Parent") and other fabricators, brokers, and producers located primarily in the United States. The Company is a Kentucky limited partnership in which a 99% limited partnership interest is held by Forte Power Systems, Inc., a wholly owned subsidiary of the Parent. The remaining 1% general partnership interest is held by Metalsco, Ltd., a wholly owned subsidiary of the Parent. See Note 4 for further description of ownership structure as of and prior to January 1, 1998.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and the differences could be material.

  Revenue Recognition

     Revenue from the sale of primary metals is recognized when ownership and price risk of the products are legally transferred to the customer and includes any applicable shipping and handling costs invoiced to the customer. The Company performs routine credit verification of its customers and generally does not require collateral. Credit losses have not been significant.

  Inventories

     Inventories of substantially all materials are stated at the lower of last-in, first-out (LIFO) cost or market. The current FIFO cost of the Company's inventory exceeded LIFO cost by $4,686 and $4,590 at December 31, 2000 and 1999, respectively. The cost of approximately 81% and 85% of total inventories was determined using LIFO methods at December 31, 2000 and 1999, respectively.

     Inventories consist of the following:

                                                       December 31,
                                                       ------------
                                                      2000      1999
                                                    -------    -------
          Raw materials, supplies and other ....    $27,823    $28,164
          Finished goods .......................      9,123      9,511
                                                    -------    -------
                                                    $36,946    $37,675
                                                    =======    =======

  Property, Plant and Equipment

     Property, plant and equipment is stated on the basis of cost less accumulated depreciation and includes any repair and maintenance items that extend the estimated useful lives of the assets. All other repair and maintenance items are expensed as incurred.

     Depreciation is computed using the straight-line method such that the cost is amortized over the estimated economic lives of the respective assets. The principal economic lives employed are:

         Buildings................................................  15-39 years
         Machinery and equipment..................................     12 years
         Transportation equipment.................................      4 years
         Furniture................................................  10-15 years

     The Company capitalized approximately $0, $182, and $0 of interest costs incurred in 2000, 1999, and 1998, respectively, from debt outstanding during the year relative to construction of property, plant, and equipment.

  New Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. The Company will adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through income or held in equity until the hedged item is recognized in income. The ineffective portion of a hedge's change in fair value will be immediately recognized in income. Based on the Company's derivative positions at December 31, 2000, the Company estimates that the impact of adopting the Statement on the Company's financial statement will be immaterial.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 outlines the basic criteria for revenue recognition and related disclosures. SAB 101 was adopted by the Company beginning in the fourth quarter of fiscal 2000. Management believes its revenue recognition policies were consistent with SAB 101 and as a result, the adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

  Fair Value of Financial Instruments

     The carrying amounts reported in the balance sheets for cash, accounts receivable, industrial development bonds and accounts payable approximate their fair values due to the short maturities of these instruments.

2. Employee Benefits

     All employees of the Company are leased from the Parent. The Parent has qualified defined-contribution retirement plans for participating eligible employees. The costs of full time employees are generally charged directly to the Company. The Parent charged the Company an allocation of approximately $2,638, $1,351, and $2,002 for the leased employees participation in the plans for 2000, 1999 and 1998, respectively. A portion of these contributions is based upon a profit-sharing formula of the Parent. Accordingly, these allocations fluctuate with the Company's net income. The Parent offers a medical and a life insurance plan to a substantial portion of its retirees. The Parent charged an allocation to the Company of approximately $1,762, $1,332 and $1,332 for the leased employees participation in the plans for 2000, 1999 and 1998, respectively. Such allocated amounts for retiree benefits are classified in the accompanying balance sheet as Payable to Parent for employee benefits, as the Parent retains the obligation to the employees under the plans.

3. Debt

     The Company has $7,815 of industrial development bonds, due through 2028. These bonds have certain terms that could cause the Company to repay the bonds in less than one year. Interest is payable monthly at rates that vary in relation to current market conditions. The interest rate as of December 31, 2000 and 1999 is 5.3%. In the event the bonds were presented for redemption, the Company would be required to repay the bonds; accordingly, the bonds have been classified as short-term in the accompanying balance sheets.

4. Income Taxes

     Prior  to  January  1,  1998,  the  Company  operated  as a  division  of a corporation taxable under subchapter C of the Internal Revenue Code. As a division, the Company provided for income taxes for periods prior to January 1, 1998 on a separate return basis. On January 1, 1998, the Company reorganized as a partnership. Subsequent to January 1, 1998, income taxes are the responsibility of the partners. Accordingly, on January 1, 1998, net deferred income tax liabilities aggregating $10,131 were eliminated and recognized in the statement of income and no provisions for income taxes are required.

5. Transactions with Related Parties

     The Company had accounts receivable of approximately $8,076 and $14,605 from the Parent for sales of products at December 31, 2000 and 1999, respectively. The Company has advanced amounts to the Parent aggregating approximately $136,039 and $27,477 at December 31, 2000 and 1999, respectively. These advances, which bear interest, are included in net equity.

Interest income of approximately $4,905, $2,098 and $5,835 was earned on advances to the Parent in 2000, 1999 and 1998, respectively.

     The Company was allocated approximately $5,515, $3,798 and $3,714 by its Parent as reimbursement for certain administrative functions in 2000, 1999 and 1998, respectively, including amounts for certain employee benefits (see Note 2) and insurance requirements that are provided by affiliates of the Company. Management determined the amounts allocated based on methods deemed reasonable by management. While the basis used for determining these charges are subjective, management believes the charges approximate an amount consistent with the services provided by the Parent. However, actual charges incurred by the Company on a stand-alone basis could be materially different from such estimated amounts allocated from the Parent. Certain contracts and other assets that relate to the operation of the Company's business are owned by affiliates of the Company. For purposes of these financial statements these items have been assigned to the Company.

6. Derivative Contracts

     The Company sells futures contracts and periodically enters into other agreements to hedge anticipated aluminum sales against the risk of falling prices. In addition, the Company purchases futures contracts to hedge fixed price sales commitments of aluminum products. Gains and losses related to transactions that qualify for hedge accounting are deferred and reflected in the statement of income when the underlying physical transaction takes place. Gains and losses related to transactions that do not qualify for hedge accounting are recognized in earnings immediately as a part of cost of sales. Accounting convention requires that certain instruments covering fixed price sales must be recorded at market value. The Company recorded unrealized income of $102 and $3,000 at December 31, 2000 and 1999, respectively, related to such positions. If necessary, realized deferred gains or losses are reflected on the balance sheet in other liabilities or assets. The physical transactions hedged by these contracts will occur over the next year.

     The effectiveness of hedges is monitored to ensure that correlation between changes in the fair values of financial instruments and changes in the fair values associated with the underlying hedged items exist to such a degree that they substantially offset. In the event a high degree of correlation is not maintained, or anticipated transactions do not occur, deferred gains or losses on the affected financial instruments are recognized in earnings immediately.

     The following sets forth the open aluminum positions and values of such positions:

                                                                          December 31,
                                              --------------------------------------------------------------------
                                                            2000                                1999
                                              --------------------------------     -------------------------------
                                                            Fair     Carrying                   Fair      Carrying
                                                Pounds      Value      Value         Pounds     Value       Value
                                              ----------  --------  ----------     ---------  ---------   --------
                                              (millions)                           (millions)
     Short futures..........................      45      $  (709)                     14      $  (342)
     Long futures...........................      36          153                      47        4,456
                                                          -------                              -------
     Net unrealized (losses) gains..........              $  (556)                             $ 4,114
                                                          -------                              -------
     Carrying value.........................                         $  (102)                              $ 3,000
                                                                     -------                               -------

The fair values are based upon quoted market prices.

7. Commitments, Contingencies and Other Matters

     The Company, through its affiliates, is obligated under a contract expiring in 2010 for the purchase of electricity used in the production of aluminum. The contract has minimum demand charge provisions of $15,564 in each of years 2001 and 2002 and $4,447 in each year thereafter through the end of the contract period. The Company purchased electricity totaling $96,300, $86,300 and $76,500 during 2000, 1999 and 1998, respectively.

     The Company's Parent has been negotiating with The United Steelworkers of America and its local Union (collectively the "Union") on a labor contract for the employees leased by the Company. Approximately 75% of such employees are represented by the Union. On June 26, 1998, the Union commenced a strike against the Company. The Union has filed a series of charges against the Company alleging that the strike was an unfair labor practice strike. The Union further contends that the Company had an obligation to return the strikers to work within five working days of March 5, 1999, the date upon which the Union made an unconditional offer to return on behalf of all of the strikers. The Company disagrees with the Union's characterization of the strike as an unfair labor practice strike. Rather, it believes that the strike was an economic strike.

     The Union has sued claiming back wages and other damages. A trial was held before a National Labor Relations Board ("NLRB") Administrative Law Judge and, on September 26, 2000, the judge rendered his Decision and Recommended Order concluding that the strike was an unfair labor practice strike and ruling that the Company owed the Union back wages and other damages.

     In August 2000, the Parent entered into an agreement to sell the Company to a third party (the "Purchaser"). The agreement was to expire on November 30, 2000 but has been extended through February 15, 2001. The Purchaser has the option of an additional 45-day extension. As a condition of the sale, the Purchaser and the union entered into a collective bargaining agreement that includes the withdrawal of all outstanding litigation by the Union, against the Company and the Parent. In connection with this agreement, the Purchaser agreed to make hardship and other payments of approximately $4 million to the Union Employees. This agreement is contingent upon the ultimate sale of the Company. The Parent and Company are not a party to and are not bound by the terms of the agreement.

     Currently, the Company's case is on hold at the NLRB's Memphis Regional Office pending the culmination of the aforementioned sale of the Company. Should the transaction not be completed, the Company intends to vigorously appeal the Administrative Law Judge's decision to the NLRB and, if necessary, the United States Court of Appeals. The Company and its Parent would also begin good faith bargaining with the Union and the Company believes it could reach an agreement resolving these matters that would not include a monetary settlement or payment of back pay. It is reasonably possible, but not probable, that the resolution of this matter could have a material adverse impact on the Company's financial position and results of operations. Management believes it has an adequate defense in this matter. No amounts have been accrued for this matter.

     The Company is subject to numerous federal, state and local environmental laws and regulations. The Company is currently involved in the assessment and remediation of various sites, some owned by the Company and some by third parties. Environmental expenditures that relate to an existing condition caused by past operations and which have no significant future economic benefit to the Company are expensed. Future environmental-related expenditures cannot be
reliably   estimated  in  many   circumstances   due  to  the  early  stages  of
investigations, the uncertainty of specific remediation methods, changing environmental laws and interpretations and other matters. Such costs are accrued at the time the expenditure becomes probable and the costs can be reasonably estimated. Costs are accrued based upon amounts estimated by management. In situations, where a range of costs to be incurred is determined, and no amount in the range is more likely than another, the lower amount of the range is recorded.

     A portion of the Company's property has been designated as a superfund site and will require remediation. The Company proposed a plan of remediation to the U.S. Environmental Protection Agency ("EPA") for the Company's entire site, which includes areas not designated as a superfund site. In July 2000, the EPA issued a final record of decision ("ROD"), approving the Company's proposed plan. The ROD is subject to approval through a consent order issued by the Department of Justice, at which time the Company may commence implementation of the plan. The Company believes that the Department of Justice will approve the final ROD in its current form.

     The Company had approximately $8,770 and $9,204 accrued for all such matters at December 31, 2000 and 1999, respectively. The Company recorded environmental remediation expense of $641, $6,390, and $1,036 for 2000, 1999, and 1998, respectively. It is possible that costs in excess of amounts accrued will be incurred, and such additional amounts may have a material effect on the Company's financial position and results of operations, although a reasonable estimate of such amounts cannot currently be made.

     Further, certain claims and lawsuits relating to a variety of other issues involving the Company are pending. The amounts asserted in some of these cases are material to the Company's financial statements, and certain claimants have not yet asserted an amount. Because of the early stages of discovery in these matters, management considers them to be reasonably possible, but not probable, loss contingencies. While any litigation contains an element of uncertainty, management presently believes it has adequate defenses against such actions. No amounts have been accrued for such matters.

     (b)  Pro Forma Financial Information.

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table presents the Company's unaudited pro forma consolidated balance sheet as of December 31, 2000 and unaudited pro forma income statement for the year ended December 31, 2000. The unaudited pro forma consolidated financial data presented below has been derived from the historical financial statements of the Company, Xstrata Aluminum Corporation (from which the Company purchased its additional interest in the Mt. Holly, South Carolina, reduction facility), a wholly-owned subsidiary of Xstrata AG, and NSA. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what the Company's results of operations or financial condition would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project the Company's results of operations or financial condition as of any date or for any future period. Among other things, the unaudited pro forma financial data does not reflect the effects of:

     o certain administrative costs of NSA reflected in its historical financial statements that were allocated from Southwire Company, including significant expense allocations for employee-related costs, as a result of which the actual administrative costs incurred by the Company for the Hawesville Facility following the NSA acquisition may be materially different;

     o changes to labor costs that might occur as a result of the collective bargaining agreement the Company negotiated with the USWA which covers all hourly employees at the Hawesville Facility and became effective following the NSA acquisition; or

     o the differences, if any, between the effects the Company's hedging activities will have on the Company's results of operations following the acquisition compared to the hedging activities of Southwire Company during its ownership of the Hawesville Facility.

     The unaudited pro forma consolidated income statement for the year ended December 31, 2000 gives pro forma effect to the following events, as if they were consummated on January 1, 2000:

     o the Company's acquisition in April 2000 of an additional 23% ownership interest in the Mt. Holly facility;

     o the NSA acquisition, which was completed concurrently with the closing of the offering of $325 million in aggregate principal amount of the Company's 11-3/4% Senior Secured First Mortgage Notes (the "Notes"), together with the related aluminum supply contract between the Company and Southwire Company and the sale of a 20% interest in the Hawesville Facility to Glencore AG ("Glencore");

     o    the financing  transactions related to the NSA acquisition,  including
          (1) the issuance of the Notes, (2) the borrowings under the Company's revolving credit facility and (3) the sale of the Company's convertible preferred stock to Glencore; and

     o other adjustments that management believes are directly related to the NSA acquisition and are factually supportable.

The unaudited pro forma consolidated balance sheet as of December 31, 2000 gives effect to the NSA acquisition and related transactions as if they were consummated as of the balance sheet date.

     The NSA acquisition will be accounted for under the purchase method of accounting. Under purchase accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the purchase price and useful lives assigned to assets acquired and other adjustments made in the unaudited pro forma consolidated financial data are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Consequently, the final amounts allocated and the related useful lives could differ from those reflected in the unaudited pro forma consolidated financial data.

     The unaudited pro forma consolidated financial data should be read in conjunction with the separate historical financial statements of NSA included in this 8-K/A and the historical consolidated financial statements of Century Aluminum Company and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's filing on Form 10-K for the year ended December 31, 2000.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 2000
                             (Dollars in thousands)

                                                             Historical                 Pro Forma Adjustments
                                                             ----------                 ---------------------
                                                      Century                                        Sale to Glencore
                                                      Aluminum                   Acquisition of NSA  of 20% interest     Pro Forma
                                                    Consolidated        NSA         and financing        in NSA         Consolidated
                                                    ------------        ---      ------------------  -----------------  -----------
ASSETS
Cash and cash equivalents ......................      $  32,962      $      26       $ 336,917 (1)      $ 100,479 (2)      $     988
                                                                                      (469,396)(3)
Accounts receivable, net .......................         31,119         21,858             280 (3)             --             61,333
                                                                                         8,076 (4)
Inventory ......................................         44,081         36,946           6,762 (3)             --             87,789
Due from affiliates ............................         15,672          8,076          (8,076)(4)             --             15,672
Prepaid and other current assets ...............          9,487            145             (55)(3)             --              9,577
                                                      ---------      ---------       ---------          ---------          ---------
Current assets .................................        133,321         67,051        (125,492)           100,479            175,359
Property, plant and equipment, net .............        184,526        161,292         144,502 (3)        (63,465)(2)        426,855
Capitalized financing fees .....................             --             --          14,000 (1)             --             14,000
Intangible assets ..............................             --             --         163,684 (3)             --            163,684
Other assets ...................................         15,923            102             (43)(3)            (12)(2)         15,970
                                                      ---------      ---------       ---------          ---------          ---------
    Total assets ...............................      $ 333,770      $ 228,445       $ 196,651          $  37,002          $ 795,868
                                                      =========      =========       =========          =========          =========

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities .......      $  52,635      $  38,334       $  (6,954)(3)      $      --          $  84,015
Due to affiliates ..............................          3,985             --              --              8,531 (2)         12,516
Industrial revenue bonds .......................             --          7,815              --             (1,563)(2)          6,252
Current portion of deferred taxes ..............             --             --           2,637 (3)             --              2,637
                                                      ---------      ---------       ---------          ---------          ---------
Current liabilities ............................         56,620         46,149          (4,317)             6,968            105,420
Long-term debt .................................             --             --         325,917 (1)             --            325,917
Accrued pension benefits
  costs (excluding current portion) ............          3,656             --              --                 --              3,656
Accrued postretirement
  benefits costs (excluding current portion) ...         42,170          7,352           6,164 (3)         (2,703)(2)         52,983
Deferred taxes (excluding current portion) .....         22,125             --          18,831 (3)             --             40,956
Other noncurrent liabilities ...................          6,560             --              --                 --              6,560
                                                      ---------      ---------       ---------          ---------          ---------
    Total liabilities ..........................        131,131         53,501         346,595              4,265            535,492
Minority interest in limited
  liability company ............................             --             --              --             32,737 (2)         32,737
Shareholders' equity:
Convertible preferred stock ....................             --             --          25,000 (1)             --             25,000
Common stock ...................................            203             --              --                 --                203
Additional paid-in capital .....................        166,184             --              --                 --            166,184
Retained earnings ..............................         36,252        310,983        (310,983)(3)             --             36,252
Advances to parent .............................             --       (136,039)        136,039 (3)             --                 --
                                                      ---------      ---------       ---------          ---------          ---------
Total shareholders' equity .....................        202,639        174,944        (149,944)                --            227,639
                                                      ---------      ---------       ---------          ---------          ---------
Total liabilities and shareholders' equity .....      $ 333,770      $ 228,445       $ 196,651          $  37,002          $ 795,868
                                                      =========      =========       =========          =========          =========

  See accompanying notes to the unaudited pro forma consolidated balance sheet.

           NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

     1. Records the proceeds and related obligations, net of capitalized financing costs, from the sale of the notes, borrowings under the revolving credit facility, and the sale of convertible preferred stock. Financing costs will be amortized straight line over the life of the related debt. Proceeds from the sale of the notes, borrowings under the revolving credit facility, and the sale of convertible preferred stock are summarized as follows:

     Long-term debt:
         Revolving credit facility ................................................      $   4,745
         Senior secured first mortgage notes, net of discount of $3.8 million .....        321,172
                                                                                         ---------
           Total increase in debt .................................................        325,917
                                                                                         ---------
         Convertible preferred stock ..............................................         25,000
                                                                                         ---------
           Total increase in shareholders' equity .................................         25,000
                                                                                         ---------
     Total proceeds ...............................................................        350,917
     Capitalized financing costs ..................................................        (14,000)
                                                                                         ---------
     Net proceeds .................................................................      $ 336,917
                                                                                         =========

     2. Reflects the cash proceeds and allocation of the proceeds from the sale of the fifth potline, a 20% interest in the limited liability company that will hold the power contract and a 20% undivided interest in the remaining net assets of NSA (excluding the original four potlines, which will be 100% owned by Century Aluminum) to Glencore. Selling price is subject to adjustment as a result of changes in selected working capital accounts and to an additional payment of up to $1,400 as provided for in the agreement.

       Selling price ..............................................................       $ 99,000
       Estimate for working capital adjustment ....................................            479
       Commissions, fees and expenses .............................................          1,000
                                                                                          --------
       Total selling price ........................................................       $100,479
                                                                                          ========
     Preliminary allocation of net assets sold:
       Property, plant and equipment and other noncurrent assets ..................       $ 63,477
       Minority interest in limited liability operating company ...................         32,737
       Liabilities ................................................................          4,265
                                                                                          --------
       Net assets sold ............................................................       $100,479
                                                                                          ========

     3. Reflects the cash payment and allocation of the estimated aggregate purchase price for NSA, including the estimated transaction fees and expenses (subject to adjustment as a result of changes in selected working capital accounts and to an additional payment not to exceed $7.0 million as provided for in the agreement). The purchase price allocation to property, plant and equipment will be amortized over the estimated useful lives of the assets ranging from 5 to 30 years. The intangible asset, consisting of the fair market value of the power contract acquired in connection with the NSA acquisition, will be amortized over its term (ten years) using a systematic method that is reflective of the underlying value of the asset.

     Purchase price:
       Purchase price .....................................   $ 460,000
       Estimate for working capital adjustment ............       2,396
       Commissions, fees and expenses .....................       7,000
                                                              ---------
       Total purchase price ...............................   $ 469,396
                                                              =========

     Preliminary allocation of purchase price:
       Total current assets ...............................   $  74,038
       Property, plant and equipment ......................     305,794
       Intangible and other noncurrent assets .............     163,743
       Liabilities assumed ................................     (52,711)
       Deferred taxes (including current portion) .........     (21,468)
                                                              ---------
       Total purchase price ...............................   $ 469,396
                                                              =========

     4. Reflects the adjustment to reclassify receivables from Southwire from related party to third party.

                UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                          Year Ended December 31, 2000
                  (Dollars in thousands, except per share data)

                                                                                   Pro Forma
                                                      Acquisition of                Century    Historical
                                                        Additional                Aluminum and    NSA
                                                         Interest                  Additional     as
                                              Century  in Mt. Holly  Pro Forma     Mt. Holly    adjusted  Pro Forma       Pro Forma
                                             Aluminum   Facility(1) Adjustments     Interest      (2)    Adjustments    Consolidated
                                             --------   -----------------------     --------      ---    -----------    ------------
Net sales, third parties ..................  $299,277    $     --    $     --       $299,277    $142,078   $   (586)(3)    $619,499
                                                                                                            178,730 (4)
Net sales, related parties ................   129,320      18,081          --        147,401     185,811   (178,730)(4)     154,482
                                             --------    --------    --------       --------    --------   --------        --------
Total net sales ...........................   428,597      18,081          --        446,678     327,889       (586)        773,981
Cost of good sold .........................   396,139      16,940         185 (5)    413,634     254,964      1,473 (6)     695,022
                                                   --          --         370 (7)         --          --     24,951 (8)
                                             --------    --------    --------       --------    --------   --------        --------
Gross profit (loss) .......................    32,458       1,141        (555)        33,044      72,925    (27,010)         78,959
Selling, general and
  administrative expenses .................    13,931          --          --         13,931      12,199       (539)(9)      25,591
                                             --------    --------    --------       --------    --------   --------        --------
Operating income (loss) ...................    18,527       1,141        (555)        19,113      60,726    (26,471)         53,368
Gain on sale of rolling and
  fabrication businesses ..................     5,156          --          --          5,156          --         --           5,156
Interest income (expense), net ............     2,267      (1,475)        121 (10)       913       3,711    (46,615)(11)    (41,991)
Other income (expense), net ...............     6,461        (108)         --          6,353       1,052         --           7,405
Net gain on forward contracts .............     4,195          --          --          4,195          --         --           4,195
                                             --------    --------    --------       --------    --------   --------        --------
Income before income taxes ................    36,606        (442)       (434)        35,730      65,489    (73,086)         28,133
Income tax (expense) benefit ..............   (11,301)        (15)        165 (12)   (11,151)         --     27,571 (13)     (9,121)
                                                                                                            (25,541)(14)
                                             --------    --------    --------       --------    --------   --------        --------
Net income (loss) before minority
  interest ................................    25,305        (457)       (269)        24,579      65,489    (71,056)         19,012
Minority interest, net of tax .............        --          --          --             --          --      3,044 (15)      3,044
                                             --------    --------    --------       --------    --------   --------        --------
Net income (loss) .........................  $ 25,305    $   (457)   $   (269)      $ 24,579    $ 65,489   $(68,012)       $ 22,056
                                             ========    ========    ========       ========    ========   ========        ========
Preferred dividends .......................        --          --          --             --          --     (2,000)(16)     (2,000)
                                             --------    --------    --------       --------    --------   --------        --------
Earnings available to common
  shareholders ............................  $ 25,305    $   (457)   $   (269)      $ 24,579    $ 65,489   $(70,012)       $ 20,056
                                             ========    ========    ========       ========    ========   ========        ========
Earnings per common share:
   Basic ..................................  $   1.25                               $   1.21                               $   0.99
   Diluted ................................  $   1.24                               $   1.20                               $   0.98
Weighted average common shares outstanding:
   Basic ..................................    20,308                                 20,308                                 20,308
   Diluted ................................    20,478                                 20,478                                 20,478

See accompanying notes to the unaudited pro forma consolidated income statement.

         NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                             (Dollars in thousands)

     1. Reflects the addition of the historical operating results of Xstrata Aluminum Corporation's 23% interest in the Mt. Holly facility, which was acquired by Century Aluminum effective April 1, 2000, for the three months ended March 31, 2000.

     2. As a result of the NSA acquisition, the concurrent sale of a 20% interest in the Hawesville facility to Glencore, and the operating and other agreements entered into with Glencore related to these transactions, Century Aluminum will be required to pay 80% of the operating expenses for the facility and will be entitled to 80% of the aggregate production of the facility. As a result, this column reflects 80% of the historical amounts reported in the NSA income statement for the year ended December 31, 2000.

     3. Reflects the adjustment to record the estimated effects of Century Aluminum's interest in the new metal supply agreement between Century Aluminum and Southwire as if the agreement had been in place as of January 1, 2000.

     4. Reflects the adjustment to reclassify net NSA sales to Southwire from related party to third party and sales to Glencore from third party to related party.

     5. Reflects the adjustment to record the estimated incremental depreciation expense associated with the purchase accounting write-up of the additional 23% undivided interest in the property, plant and equipment at the Mt. Holly facility.

     6. Reflects the  adjustment  to record the  estimated  effect of the higher incremental depreciation expense associated with the purchase accounting write-up to the appraised fair value, based on allocation of the purchase price, of Century Aluminum's direct and undivided interest in NSA's property, plant and equipment.

     7. Reflects the adjustment to cost of sales associated with the incremental effects of the new last-in, first-out (LIFO) base year values established in accordance with the purchase method of accounting.

     8. Reflects the adjustment to record the estimated amortization expense associated with the purchase accounting write-up of NSA's intangible assets, consisting of the fair market value of the power contract acquired in connection with the NSA acquisition, which will be held by the limited liability company. The contract value will be amortized over its term (ten years) using a systematic method that is reflective of the underlying value of the contract. Pro forma amortization expense is estimated to be $25.0 in the first year of the contract, $25.0 million in the second year, $18.7 million in the third year, $11.8 million in the fourth year, $13.9 million in the fifth year, and $12.3 million in the sixth year.

     9. Reflects the adjustment to record management fees paid to Century Aluminum under the new owners agreement with Glencore.

     10. Reflects the pro forma interest expense adjustments to:

          a) eliminate the historical interest expense associated with the additional 23% interest in the Mt. Holly facility acquired as the indebtedness was not assumed in the purchase, and

          b) eliminate the interest income for the year ended December 31, 2000 giving effect to the use of available cash for the acquisition of the additional 23% interest in the Mt. Holly facility.

                                                                                       Year Ended
                                                                                   December 31, 2000
                                                                                   -----------------
          Elimination of historical interest income at Century Aluminum .............    $(1,213)
          Elimination of historical interest income at the Mt. Holly facility .......      1,475
          Additional interest costs related to revolving credit facility ............       (141)
                                                                                         -------
          Decrease in interest expense ..............................................    $   121
                                                                                         =======

     11. Interest expense adjustments to arrive at pro forma NSA include the following:

                                                                                       Year Ended
                                                                                   December 31, 2000
                                                                                   -----------------
          Additional interest costs related to:
          Elimination of historical interest income at Century Aluminum .............    $ 1,054
          Elimination of historical interest income at NSA ..........................      3,989
          Revolving credit facility, including commitment fees ......................        837
          Senior secured first mortgage notes .......................................     38,188
          Amortization of discount on notes .........................................        547
          Amortization of deferred financing costs ..................................      2,000
                                                                                         -------
          Increase in interest expense ..............................................    $46,615
                                                                                         =======

The interest expense on borrowings under the revolving credit facility was determined based on the amount borrowed of $4.7 million as if it were outstanding during the fiscal year ended December 31, 2000. Interest costs associated with estimated borrowings under the revolving credit facility were calculated based on an average interest rate of 7.61% for the fiscal year ended December 31, 2000 (computed based on LIBOR + 2.75%). A hypothetical 12.5 basis point change in the relevant interest rate for the revolving credit facility would have changed our annual interest expense by $0.01 million, assuming no debt reduction.

     12. Reflects an adjustment to record income tax benefit for the effects of the pro forma adjustments for the purchase of the additional interest in the Mt. Holly facility using a 38% effective tax rate.

     13. Reflects an adjustment to record income tax benefit for the effects of the pro forma adjustments using an effective tax rate of 38%.

     14. Reflects an adjustment to record income tax expense for Century Aluminum's interest in the historical operating results of NSA, using an effective tax rate of 39%, as it will be a taxable entity as opposed to a partnership with no tax provision.

     15. Reflects an adjustment to record the minority interest allocation of the amortization associated with the intangible asset held by the limited liability company.

     16. Reflects an adjustment to record preferred dividends on the convertible preferred stock, which will be issued upon closing of the transaction. Preferred dividends are calculated using the stated rate of 8.0%.

     (c)  Exhibits.

     The following exhibit is filed with this report on Form 8-K:

Exhibit Number            Description
--------------            -----------

     99.1                 Consent of Ernst & Young, LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CENTURY ALUMINUM COMPANY

Date: May 11, 2001                 By: /s/ Gerald J. Kitchen
      ----------------                ---------------------------------
                                      Name: Gerald J. Kitchen
                                      Title: Executive Vice President, General
                                             Counsel and Secretary

                                  Exhibit Index


     EXHIBIT                  DESCRIPTION

       99.1                   Consent of Ernst & Young, LLP